CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated October 29, 2019 on the financial statements and financial highlights of Preserver Alternative Opportunities Fund, a series of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended August 31, 2019, in Post-Effective Amendment No. 88 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-191495), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
December 30, 2019